
                                                                                         EXHIBIT 12
                                                           PACIFIC TELESIS
                                                               GROUP
                                                COMPUTATION OF RATIOS OF EARNINGS
                                                         TO FIXED CHARGES
                                                             Dollars in
                                                              Millions

                                  THREE MONTHS ENDED
                                        MARCH 31,                  YEAR ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------------
                                      1997        1996       1996    1995     1994  1993**    1992*
----------------------------------------------------------------------------------------------------
Income From Continuing Operations  $            $           $       $      $        $       $
Before Income Taxes,                   586         526       1,798  1,611    1,793     201    1,782
Extraordinary Loss and Cumulative
Effect of Accounting Change
   Add: Interest Expense                92         114        455     442      455     509      506
            1/3 Rental Expense          18          13         51      31       43      40       44
           Dividends on Preferred
            Securities of               20           9         60       -        -       -        -
Subsidiary Trusts
====================================================================================================
      Adjusted Earnings             $           $                  $       $        $       $
                                       716         662     $2,364   2,084    2,291     750    2,332
====================================================================================================

Total Interest Charges             $           $            $      $       $        $       $
                                       127         114        455     442      455     509      510
1/3 Rental Expense                      18          13         51      31       43      40       44
Dividends on Preferred Securities
of Subsidiary Trusts                    20           9         60       -        -       -        -
====================================================================================================
      Adjusted Fixed Charges        $           $           $      $       $        $       $
                                       165         136        566     473      498     549      554
====================================================================================================

Ratio of Earnings to Fixed Charges    4.34        4.87       4.18    4.41     4.60    1.37     4.21
====================================================================================================

 * Restated to reflect the spin-off of the Pacific Telesis wireless operations which are excluded from amounts for the "continuing operations" of Pacific Telesis Group.
** Results for 1993 reflect  restructuring  charges  which  reduced  income from continuing operations before income taxes by $1,431.